SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULES 13d−1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
RULE 13d−2(b)

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Intellon Corporation

(Name of Issuer)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

45816W504

(CUSIP Number)

December 31, 2008

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐   Rule 13d−1(b)

☐   Rule 13d−1(c)

☒  Rule 13d−1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45816W504	13G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) COMCAST CORPORATION
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)	☐ ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Pennsylvania
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,066,857
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 2,066,857
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,066,857
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.6%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 45816W504	13G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) COMCAST HOLDINGS CORPORATION
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)	☐ ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Pennsylvania
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,066,857
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 2,066,857
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,066,857
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.6%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 45816W504	13G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) COMCAST CICG GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)	☐ ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,066,857
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 2,066,857
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,066,857
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.6%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 45816W504	13G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Comcast CICG, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)	☐ ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,066,857
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 2,066,857
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,066,857
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.6%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 45816W504	13G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) COMCAST INTERACTIVE CAPITAL, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)	☐ ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,066,857
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 2,066,857
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,066,857
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.6%
12	TYPE OF REPORTING PERSON PN

Item 1(a). Name of Issuer:

Intellon Corporation

Item 1(b). Address of Issuer’s Principal Executive Offices:

5955 T.G. Lee Boulevard, Suite 600, Orlando, FL 32822

Item 2(a). Name of Person Filing:

This statement is filed on behalf of the persons identified below (the “Reporting Persons”).

Comcast Corporation

Comcast Holdings Corporation

Comcast CICG GP, LLC

Comcast CICG, L.P.

Comcast Interactive Capital, LP

Item 2(b). Address of Principal Business Office or, if None, Residence:

The address of the principal business offices of Comcast Corporation, Comcast Holdings Corporation and Comcast Interactive Capital, LP is One Comcast Center, Philadelphia, PA 19103.

The address of the principal business offices of Comcast CICG GP, LLC and Comcast CICG, L.P. is 1201 North Market Street, Suite 1000, Wilmington, DE 19801.

Item 2(c). Citizenship:

For Comcast Corporation and Comcast Holdings Corporation: Pennsylvania.

For Comcast CICG GP, LLC, Comcast CICG, L.P. and Comcast Interactive Capital, LP: Delaware.

Item 2(d). Title of Class of Securities:

Common Stock, par value $0.0001

Item 2(e). CUSIP Number:

45816W504

Item 3. If this Statement is Filed Pursuant to Rule 13d−1(b), or 13d−2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act;

(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act;

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act;

(d)	☐	Investment company registered under Section 8 of the Investment Company Act;

(e)	☐	An investment adviser in accordance with Rule 13d−1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d−1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with Rule 13d−1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	☐	Group, in accordance with Rule 13d−1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d−1(c), check this box. ☐

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of issuer identified in Item 1.

(a)	Amount beneficially owned: 2,066,857

(b)	Percent of class:	6.6% (1)

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 2,066,857

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 2,066,857

(iv)	Shared power to dispose or to direct the disposition of: 0

(1) Based on 31,341,464 shares of common stock outstanding as of November 10, 2008, as reported in Intellon Corporation’s Form 10-Q for the quarterly period ended September 30, 2008.

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☐

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable

Item 8. Identification and Classification of Members of the Group.

Not Applicable

Item 9. Notice of Dissolution of Group.

Not Applicable

Item 10. Certifications.

(a)    Not Applicable

(b)    Not Applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2009
(Date)

COMCAST CORPORATION

By:	/s/ Arthur R. Block
(Signature)

Arthur R. Block, Senior Vice President and General Counsel
(Name/Title)

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2009
(Date)

COMCAST HOLDINGS CORPORATION

By:	/s/ Arthur R. Block
(Signature)

Arthur R. Block, Senior Vice President and General Counsel
(Name/Title)

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2009
(Date)

COMCAST CICG GP, LLC

By:	/s/ James P. McCue
(Signature)

James P. McCue, President
(Name/Title)

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2009
(Date)

COMCAST CICG, L.P.

By:	Comcast CICG GP, LLC, as General Partner

By:	/s/ James P. McCue
(Signature)

James P. McCue, President of Comcast CICG GP, LLC
(Name/Title)

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2009
(Date)

COMCAST INTERACTIVE CAPITAL, LP

By:	Comcast CICG GP, LLC, as General Partner

By:	/s/ James P. McCue
(Signature)

James P. McCue, President of Comcast CICG GP, LLC
(Name/Title)

JOINT FILING STATEMENT

In accordance with Rule 13d−1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned agrees that (i) this statement on Schedule 13G has been adopted and filed on behalf of each of them and (ii) all future amendments to such statement on Schedule 13G will, unless written notice to the contrary is delivered as described below, be jointly filed on behalf of each of them. This agreement may be terminated with respect to the obligations to jointly file future amendments to such statement on Schedule 13G as to any of the undersigned upon such person giving written notice thereof to each of the other persons signatory hereto, at the principal office thereof.

Date: February 13, 2009	COMCAST CORPORATION

	By:	/s/ Arthur R. Block
(Signature)

Arthur R. Block, Senior Vice President and General Counsel
(Name/Title)

COMCAST HOLDINGS CORPORATION

By:	/s/ Arthur R. Block
(Signature)

Arthur R. Block, Senior Vice President and General Counsel
(Name/Title)

COMCAST CICG, GP, LLC

By:	/s/ James P. McCue
(Signature)

James P. McCue, President
(Name/Title)

COMCAST CICG, L.P.

By:	Comcast CICG GP, LLC, as General Partner

By:	/s/ James P. McCue
(Signature)

James P. McCue, President of Comcast CICG GP, LLC
(Name/Title)

COMCAST INTERACTIVE CAPITAL, LP

By:	Comcast CICG GP, LLC, as General Partner

By:	/s/ James P. McCue
(Signature)

James P. McCue, President of Comcast CICG GP, LLC
(Name/Title)